Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Manager and the Member of

CCO Holdings, LLC:

We consent to the use of our report dated March 3, 2017, with respect to the consolidated balance sheets of CCO Holdings, LLC and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

(signed) KPMG LLP

St. Louis, Missouri

December 21, 2017